Filed Pursuant to Rule 424(b)(5)

Registration No. 333-282456

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated October 11, 2024

and Prospectus dated October 10, 2024)

This prospectus supplement supplements and amends certain information contained in the prospectus dated October 10, 2024 (the “Base Prospectus”), as supplemented by our prospectus supplement dated October 11, 2024 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), relating to the offer and sale of shares of our common stock, par value $0.0001 per share (the “common stock”) through Ladenburg Thalmann & Co. Inc. (the “Agent”), as sales agent, in “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to the at the market offering agreement entered into with the Agent, dated as of October 11, 2024 (the “ATM Agreement”).

Our common stock is traded on The NYSE American LLC (“NYSE American”) under the symbol “CLDI”. The last sale price of our common stock on October 22, 2024, was $1.13 per share on the NYSE American. Under the Prospectus, as supplemented, we registered the offer and sale of up to $5,100,000 of our common stock for offer and sale pursuant to the ATM Agreement. As of the date of this prospectus supplement, no shares of our common stock have been sold pursuant to or under the ATM Agreement.

The purpose of this prospectus supplement is to suspend the ATM Agreement and to terminate the continuous offering by us under the Prospectus effective October 23, 2024. We will not make any sales of our common stock pursuant to the ATM Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the ATM Agreement remains in full force and effect.

The date of this prospectus supplement is October 23, 2024.